Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2017, with respect to the consolidated financial statements of Spark Networks, Inc. contained in this Registration Statement and proxy statement/prospectus of Spark Networks SE (f/k/a Blitz 17-655 SE). We consent to the use of the aforementioned report in the Registration Statement and proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Los Angeles, California

September 27, 2017